EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 13, 2006 relating to the financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in the 2005 Annual Report to Shareholders of URS Corporation, which is incorporated by reference in URS Corporation's Annual Report on Form 10-K for the year ended December 30, 2005.

/s/ PricewaterhouseCoopers, LLP

San Francisco, California
November 8, 2006